Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$2,215,000.00	$ 275.77

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

November 3, 2017

PRICING SUPPLEMENT

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015

and Stock-Linked Underlying Supplement dated March 5, 2015)

Structured Investments	HSBC USA Inc. $2,215,000 Phoenix Quarterly Review Notes with Memory Coupon Feature Linked to the Capital Stock of Banco Santander, S.A. due November 21, 2018 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing November 21, 2018.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	Any payments on the Notes are subject to the Issuer’s credit risk.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Capital Stock of the Reference Asset Issuer, par value euro 0.50 each
Reference Asset Issuer:	Banco Santander, S.A. (SIBE symbol: “SAN SQ”)
Principal Amount:	$1,000 per Note.
Trade Date:	November 3, 2017
Pricing Date:	November 3, 2017
Original Issue Date:	November 8, 2017
Final Valuation Date:	November 16, 2018, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement
Maturity Date:	November 21, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Initial Price. If the Notes are called, HSBC will pay you on the applicable Coupon Payment Date (which will also be the “Call Settlement Date”) a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on such date pursuant to the Contingent Coupon feature, together with any previously unpaid Contingent Coupons. No further amounts will be owed to you under the Notes.
Observation Dates:	February 15, 2018, May 17, 2018, August 16, 2018 and November 16, 2018, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	With respect to each Observation Date, three business days following the applicable Observation Date. The final Contingent Coupon, if payable, will be paid on the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Contingent Coupon Rate:	10.00% per annum, payable in equal quarterly installments.
Contingent Coupon:	If the Official Closing Price of the Reference Asset on any Observation Date or the Final Price is equal to or greater than the Coupon Barrier, HSBC will pay you the Contingent Coupon.
If the Official Closing Price of the Reference Asset on any Observation Date or the Final Price is less than the Coupon Barrier, the Contingent Coupon applicable to such date will not be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date. If a Contingent Coupon is not paid on a Coupon Payment Date because the Official Closing Price of the Reference Asset on that Observation Date is less than the Coupon Barrier, such Contingent Coupon will be paid on a later Coupon Payment Date if the Official Closing Price or the Final Price, as applicable, is equal to or greater than the Coupon Barrier on such later Observation Date. For the avoidance of doubt, once a previously unpaid Contingent Coupon has been paid on a later Coupon Payment Date, it will not be paid again on any subsequent Coupon Payment Date.
The Contingent Coupon will be a fixed amount based upon equal quarterly installments at the Contingent Coupon Rate. The table below sets forth each expected Observation Date (or the Final Valuation Date), Coupon Payment Dates and the hypothetical Contingent Coupons based on the Contingent Coupon Rate of 10.00% per annum, payable in equal quarterly installments.

Contingent Coupon

Observation Dates/Final Valuation Date*	Coupon Payment Dates	Contingent Coupons
February 15, 2018	February 21, 2018	2.50%
May 17, 2018	May 22, 2018	2.50%
August 16, 2018	August 21, 2018	2.50%
November 16, 2018 (the Final Valuation Date)	November 21, 2018 (the Maturity Date)	2.50%

*Each Observation Date and the Final Valuation Date is subject to postponement as described in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:
If the Final Price is equal to or greater than the Trigger Price (which is equal to the Coupon Barrier), HSBC will pay you a cash payment on the Maturity Date equal to $1,000 per $1,000 Principal Amount of Notes, plus the Contingent Coupon otherwise due on the Maturity Date and any previously unpaid Contingent Coupons with respect to the prior Coupon Payment Dates.
If the Final Price of the Reference Asset is less than the Trigger Price, HSBC will pay you a cash payment on the Maturity Date equal to:
$1,000 × (1 + Reference Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Price from the Initial Price and you will lose some or all of your initial investment.
Reference Return:	Final Price – Initial Price
Initial Price
Trigger Price:	$4.16903, which is 73.00% of the Initial Price
Coupon Barrier:	$4.16903, which is 73.00% of the Initial Price
Initial Price:	$5.711, which was the Official Closing Price of the Reference Asset on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Asset determined by the Calculation Agent on the Final Valuation Date.
Official Closing Price:	The closing price of the Reference Asset on any scheduled trading day as determined by the Calculation Agent based upon the value displayed on the Bloomberg Professional® service page “SAN <EQUITY>”, any successor page on the Bloomberg Professional® service or any successor service, as applicable, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Calculation Agent:	HSBC USA Inc. or one of its affiliates
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40435FLM7 / US40435FLM76
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 6 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes.

The Estimated Initial Value of the Notes on the Pricing Date is $982 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 6 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$10.00	$990.00
Total	$2,215,000.00	$22,150.00	$2,192,850.00

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

November 3, 2017

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and a Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

•	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

•	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

Selected Purchase Considerations

•	CONTINGENT COUPON PAYMENT— If the Official Closing Price of the Reference Asset on the applicable Observation Date or the Final Price is equal to or greater than the Coupon Barrier, HSBC will pay a quarterly Contingent Coupon payment, plus any previously unpaid Contingent Coupons with respect to prior Coupon Payment Dates. Otherwise, no coupon will be paid on such Coupon Payment Date. The Coupon Payment Dates are February 21, 2018, May 22, 2018, August 21, 2018 and November 21, 2018 (which is also the expected Maturity Date). For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement. The Contingent Coupon Rate is 10.00% per annum, payable in equal quarterly installments.

•	AUTOMATIC CALL FEATURE — The Notes will be automatically called if the Official Closing Price on any Observation Date is at or above the Initial Price. If the Notes are automatically called, you will receive, on the applicable Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the Contingent Coupon, together with any previously unpaid Contingent Coupons with respect to the prior Coupon Payment Dates.

Investor Suitability

The Notes may be suitable for you if:

▪     You believe that the Official Closing Price of the Reference Asset will not be below the Coupon Barrier on some or all of the Observation Dates and the Final Valuation Date.

▪     You are willing to make an investment that is exposed to downside performance of the Reference Asset on a 1-to-1 basis if the Final Price is less than the Trigger Price.

▪     You are willing to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Price of the Reference Asset is at or above the Initial Price.

▪     You are willing to invest in the Notes based on the fact that your maximum potential return is any Contingent Coupons payable on the Notes.

▪     You are willing to forgo dividends or other distributions paid on the Reference Asset.

▪     You are willing to hold the Notes to maturity.

▪     You do not seek an investment for which there will be an active secondary market.

▪     You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▪     You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▪     You believe that the Official Closing Price of the Reference Asset will be below the Coupon Barrier on some or all of the Observation Dates and the Final Valuation Date.

▪     You are unwilling to make an investment that is exposed to downside performance of the Reference Asset on a 1-to-1 basis if the Final Price is less than the Trigger Price.

▪     You are unable or unwilling to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Price of the Reference Asset is at or above the Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▪     You are unwilling to invest in the Notes based on the fact that your maximum potential return is the Contingent Coupons payable on the Notes.

▪     You prefer to receive dividends or other distributions paid on the Reference Asset.

▪     You prefer an investment that provides upside participation in the Reference Asset, as opposed to any Contingent Coupons payable on the Notes.

▪     You seek an investment for which there will be an active secondary market.

▪     You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▪     You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes is linked to the performance of the Reference Asset, and will depend on whether the Official Closing Price of the Reference Asset on the Observation Dates or the Final Price, as applicable, is at or above the Coupon Barrier or Trigger Price. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes (plus the final Contingent Coupon and any previously unpaid Coupon Payments with respect to prior Observation Dates) if the Final Price is greater than or equal to the Trigger Price and will only make such payment at maturity. If the Notes are not called and the Final Price is less than the Trigger Price, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price from the Initial Price.

•	You May Not Receive any Contingent Coupons — Contingent quarterly payments are not, and should not be viewed as, periodic interest payments. HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the Reference Asset on an Observation Date or the Final Price is less than the Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to such Observation Date or the Final Valuation Date, as applicable. If the Official Closing Price of the Reference Asset on each of the Observation Dates (and the Final Price) is less than the Coupon Barrier, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Even if all of the Contingent Coupons are paid during the term of the Notes, the payments may be at irregular intervals, and a significant portion of the term of the Notes may pass without any payments being made.

•	REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be as short as approximately 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date. No portion of the fees and commissions described on the cover page will be repaid if the Notes are automatically called.

•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS THE CONTINGENT COUPONS, IF ANY, REGARDLESS OF ANY APPRECIATION IN THE PRICE OF THE REFERENCE ASSET — If the Notes are not automatically called, for each $1,000 in Principal Amount, you will receive $1,000 at maturity plus the Contingent Coupon and any previously unpaid Contingent Coupons with respect to prior Observation Dates if the Final Price of the Reference Asset is equal to or greater than the Trigger Price (and Coupon Barrier), regardless of any appreciation in the value of the Reference Asset, which may be significant. Additionally, if the Notes are automatically called, you will not receive any Contingent Coupon payments for periods after which the Notes are called. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Asset during the term of the Notes.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE PRICE OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE FINAL VALUATION DATE — The Final Price will be based on the Official Closing Price of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the Reference Asset appreciates during the term of the Notes other than on the Final Valuation Date but then drops on the Final Valuation Date to a price that is less than the Trigger Price, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decrease. Although the actual price of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity will be based solely on the Official Closing Price of the Reference Asset on the Final Valuation Date. Similarly, whether the Contingent Coupon with respect to an Observation Date is paid will depend on the Official Closing Price of the Reference Asset on that day.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	HIGHER CONTINGENT COUPON RATES OR LOWER TRIGGER PRICES ARE GENERALLY ASSOCIATED WITH REFERENCE ASSETS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — "Volatility" refers to the frequency and magnitude of changes in the price of the Reference Asset. The greater the expected volatility with respect to the Reference Asset on the Pricing Date, the higher the expectation as of the Pricing Date that the price of the Reference Asset could close below its Trigger Price on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher coupon payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Price or a higher Contingent Coupon Rate) than for similar securities linked to the performance of the Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Trigger Price may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Asset can change significantly over the term of the Notes. The price of the Reference Asset could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE PRICING DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	There is limited anti-dilution protection — The Calculation Agent will adjust the Official Closing Price, for certain events affecting the shares of the Reference Asset, such as stock splits and corporate actions which may affect the price of the Reference Asset. The Calculation Agent is not required to make an adjustment for every corporate action which affects the shares of the Reference Asset. If an event occurs that does not require the Calculation Agent to adjust the price of the shares of the Reference Asset, the market price of the Notes and the Payment at Maturity may be materially and adversely affected. See the section “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement for additional information.

•	NO GUARANTEED INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not necessarily receive the Contingent Coupons, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights as would the holders of shares of the Reference Asset. In addition, the Reference Asset Issuer will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the price of the Reference Asset and the value of the Notes. Because the return on the Notes will not reflect any dividends paid on the Reference Asset, any positive return on the Notes may be less than the return on a direct investment in the Reference Asset.

•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUER — We are not affiliated with the Reference Asset Issuer. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset and the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

•	In some circumstances, the payment you receive on the Notes may be partially based on the SHARES of a company other than the reference asset — Following certain corporate events relating to the Reference Asset Issuer where such issuer is not the surviving entity, your Payment at Maturity may be based on the shares of a successor to the respective Reference Asset Issuer or any cash or any other assets distributed to holders of the Reference Asset in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Terms of the Notes—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.

•	Potentially Inconsistent Research, Opinions or Recommendations by HSBC and JPMorgan — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Asset, and therefore, the market value of the Notes.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the price of the Reference Asset and the value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time, if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	THE HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the price of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and determining the amounts that we are required to pay you on the Notes, or from properly hedging our obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

RISKS ASSOCIATED WITH NON-U.S. COMPANIES — An investment in securities linked to the value of the common stock of a non-U.S. company, such as SAN SQ, involves risks associated with the home country of that non-U.S. company. The price of the non-U.S. company’s common stock may be affected by political, economic, financial and social factors in the home country of the non-U.S. company, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes.

A non-U.S. reference stock may have less liquidity and could be more volatile than many of the securities traded in U.S. or other longer-established securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties.

These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

In addition, there can be no assurance that any increase or decrease in the prices of the Reference Asset Issuer’s common equity securities on the Spanish stock exchange (SIBE) will be similar to the changes in the prices of their American Depositary Shares (ADSs) that trade on the New York Stock Exchange, and the performance of these securities may be worse than that of their ADSs.

•	THE NOTES WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES — Although SAN SQ is traded in euro, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the euro. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the price of SAN SQ, and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described in the discussion under “Tax Considerations”. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement. In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the price of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the actual and expected volatility of the Reference Asset;
•	the time to maturity of the Notes;
•	the dividend rate on the Reference Asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the securities markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Asset relative to its Initial Price. We cannot predict the Final Price or the Official Closing Price of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples illustrate the Payment at Maturity per $1,000.00 Note on a hypothetical offering of the Notes, based on the following assumptions (the actual Initial Price, Coupon Barrier and Trigger Price for the Notes are set forth on the cover page of this pricing supplement):

Hypothetical Initial Price:	$100.00*
Contingent Coupon Rate:	10.00%, payable in equal quarterly installments.
Contingent Coupon:	$25.00 for each applicable Coupon Payment Date
Observation Dates:	Quarterly
Hypothetical Coupon Barrier:	$73.00 (which is equal to 73.00% of the Hypothetical Initial Price)*
Hypothetical Trigger Price:	$73.00 (which is equal to 73.00% of the Hypothetical Initial Price)*

*The hypothetical Initial Price, Coupon Barrier and Trigger Price are denominated in U.S. dollars ($) for illustrative purposes only. The actual Initial Price, Coupon Barrier and Trigger Price will be denominated in euros (€).

Example 1 — The Notes are called on the first Observation Date

Date	Official Closing Price	Payment (per Note)
First Observation Date	$130.00 (at or above Initial Price)	$1,025.00 (Payment at Redemption)
Total Payment: $1,025.00 (2.50% return)

Since the Notes are called on the first Observation Date, HSBC will pay you on the applicable Call Settlement Date a total of $1,025.00 per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $25.00. The total return on the Notes would be 2.50%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT called on any of the Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Second Observation Date	$87.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Third Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Final Valuation Date	$80.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,025.00 (Payment at Maturity)
Total Payment: $1,100.00 (10.00% return)

Since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of $1,025.00 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $25.00. When added to the Contingent Coupon payments of $25.00 received in respect of each of the three Observation Dates, HSBC will have paid you a total of $1,100.00 per $1,000 Note. The total return on the Notes would be 10.00%.

Example 3 — The Notes are NOT called on any of the Observation Dates and the Final Price of the Reference Asset is below the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$90.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Second Observation Date	$87.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Third Observation Date	$85.00 (at or above Coupon Barrier; below Initial Price)	$25.00 (Contingent Coupon)
Final Valuation Date	$60.00 (below Trigger Price and Coupon Barrier)	$1,000 × (1 + Reference Return) =
$1,000 × (1 + -40.00%) =
$1,000 - $400.00 =
$600.00 (Payment at Maturity)
Total Payment $675.00 (-32.50% return)

Since the Notes are not called and the Final Price of the Reference Asset is below the Trigger Price, HSBC will pay you a total of $600.00 at maturity per $1,000 Note. When added to the Contingent Coupon payments of $25.00 received in respect of each of the three Observation Dates, HSBC will have paid you $675.00 per $1,000 Note. The total loss on the Notes would be 32.50%.

Example 4 — The Notes are NOT called on any of the Observation Dates, the Official Closing Price is below the Coupon Barrier on the first three Observation Dates and the Final Price of the Reference Asset is greater than or equal to the Trigger Price

Dates	Official Closing Price/Final Price	Payment (per Note)
First Observation Date	$60.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Second Observation Date	$67.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Third Observation Date	$55.00 (below Coupon Barrier; below Initial Price)	$0.00 (Contingent Coupon Not Paid)
Final Valuation Date	$85.00 (at or above Trigger Price and Coupon Barrier; below Initial Price)	$1,100.00 (Payment at Maturity)
Total Payment: $1,100.00 (10.00% return)

Even though the Official Closing Price of the Reference Asset is below the Coupon Barrier on the first three Observation Dates, since the Notes are not called and the Final Price of the Reference Asset is above the Trigger Price, HSBC will pay you a total of

$1,100.00 at maturity per $1,000 Note, reflecting your Principal Amount plus the Contingent Coupon of $25.00 plus the three previously unpaid Contingent Coupons of $75.00. The total return on the Notes would be 10.00%.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy shares of the Reference Asset. All disclosures contained in this pricing supplement regarding the Reference Asset are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the adequacy or accuracy of information about the Reference Asset contained in this pricing supplement. You should make your own investigation into the Reference Asset.

Description of Banco Santander, S.A.

Banco Santander S.A. attracts deposits and offers retail, commercial and private banking, and asset management services. The bank offers consumer credit, mortgage loans, lease financing, factoring, mutual funds, pension funds, insurance, commercial credit, investment banking services, structured finance, and advice on mergers and acquisitions. Information filed by SAN with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-12518 or its CIK Code: 891478. The shares of Capital Stock of Banco Santander, S.A., par value euro 0.50 each, are listed on the Spanish stock exchange (SIBE) under the ticker symbol “SAN SQ.”

Historical Performance of the Reference Asset

The following table sets forth the quarterly high and low closing prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Asset for each quarter in the period from January 1, 2008 through November 3, 2017. We obtained the data in these tables from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in euros and rounded to the nearest cent. Historical prices of the Reference Asset should not be taken as an indication of its future performance.

Quarter Ending	Quarter High (€)	Quarter Low (€)	Quarter Close (€)	Quarter Ending	Quarter High (€)	Quarter Low (€)	Quarter Close (€)
March 31, 2008	13.38	10.24	11.57	March 31, 2013	6.51	5.15	5.16
June 30, 2008	13.04	10.70	10.70	June 30, 2013	5.54	4.76	4.82
September 30, 2008	11.44	9.12	9.63	September 30, 2013	5.98	4.79	5.93
December 31, 2008	10.72	5.03	6.64	December 31, 2013	6.66	5.93	6.40
March 31, 2009	7.12	3.93	5.10	March 31, 2014	6.81	6.12	6.81
June 30, 2009	8.46	5.10	8.42	June 30, 2014	7.76	6.81	7.50
September 30, 2009	11.04	7.99	10.82	September 30, 2014	7.77	7.02	7.49
December 31, 2009	11.76	10.24	11.36	December 31, 2014	7.49	6.52	6.88
March 31, 2010	11.78	9.08	9.68	March 31, 2015	6.92	5.79	6.90
June 30, 2010	10.61	7.23	8.60	June 30, 2015	7.03	6.16	6.16
September 30, 2010	10.26	8.54	9.16	September 30, 2015	6.65	4.54	4.67
December 31, 2010	9.47	7.18	7.80	December 31, 2015	5.28	4.37	4.48
March 31, 2011	9.16	7.27	8.06	March 31, 2016	4.48	3.26	3.81
June 30, 2011	8.52	7.39	7.83	June 30, 2016	4.55	3.25	3.37
September 30, 2011	8.04	5.18	6.12	September 30, 2016	4.15	3.27	3.88
December 31, 2011	6.33	5.05	5.77	December 31, 2016	4.95	3.85	4.88
March 31, 2012	6.49	5.36	5.68	March 31, 2017	5.67	4.88	5.65
June 30, 2012	5.68	4.18	5.14	June 30, 2017	6.19	5.39	5.70
September 30, 2012	6.19	3.97	5.70	September 30, 2017	5.91	5.28	5.91
December 31, 2012	6.03	5.34	6.00	November 3, 2017*	5.91	5.54	5.711

* This pricing supplement includes information for the fourth calendar quarter of 2017 for the period from October 1, 2017 through November 3, 2017. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2017.

The graph below illustrates the performance of the Shares of Capital Stock of Banco Santander, S.A., par value euro 0.50 each from January 2, 2008 through November 3, 2017, based on closing price information from the Bloomberg Professional® service. Past performance of the Reference Asset is not indicative of its future performance.

Historical Performance of Banco Santander, S.A.

Source: Bloomberg Professional® service

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement. In that case, the trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Reference Return (including the Final Price). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of this pricing supplement. The placement agents for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

Delivery of the Notes will be made against payment for the Notes on the Original Issue Date set forth on the cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Tax Considerations

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to certain limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, we intend to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as income-bearing pre-paid executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In addition, if you are a non-U.S. holder (as defined in the accompanying prospectus supplement), because the U.S. federal income tax treatment of the Contingent Coupons (including the applicability of withholding) is unclear, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If the Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC by the Reference Asset Issuer and consult your tax advisor regarding the possible consequences to you if the Reference Asset Issuer is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2019. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

-13-